Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Blade Air Mobility Inc. and Subsidiaries on Form S-3 (File No. 333-256640) and Form S-8 (File Nos. 333-277330 and 333-257921) of our report dated March 12, 2024, except for Note 8, as to which date is March 13, 2025 with respect to our audit of the consolidated financial statements of Blade Air Mobility Inc. and Subsidiaries as of December 31, 2023 and for the year ended December 31, 2023 which report is included in this Annual Report on Form 10-K of Blade Air Mobility Inc. and Subsidiaries for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Melville, New York
March 13, 2025